State of Delaware
Secretary of State
Division of Corporations
Delivered 01:19 PM 06/10/2021
FILED 01:19 PM 06/10/2021
SR 20212412643 - File Number 3477195

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ZION OIL & GAS, INC.

The undersigned, Robert Dunn, Chief Executive Officer of Zion Oil & Gas, Inc., a Delaware corporation (the "Corporation") does hereby certify as follows:

1. The name of the Corporation is Zion Oil & Gas, Inc.

2. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 2, 2003.

3. Pursuant to resolution of its Board of Directors, the 2021 Annual Meeting of the stockholders of said Corporation was duly called and held on June 9, 2021 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the below amendment.

4. The Company's common stockholders approved to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, par value $0.01 ("Common Stock"), that the Company is authorized to issue from 400 million to 800 million.

5. The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety of the first paragraph as follows:

   "The total number of shares of common stock, which the Corporation is authorized to issue, is 800,000,000 shares of common stock with a par value of $0.01 per share."

6. This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 10th day of June 2021.

/s/ Robert Dunn
Name: Robert Dunn
Title: Chief Executive Officer